Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-217205 and 333-187883) and Form S-8 (No. 333-222970) of Natural Resource Partners L.P., of our report dated March 7, 2019, relating to the financial statements of Ciner Wyoming LLC as of December 31, 2018 and 2017, and for the three years in the period ended December 31, 2018, appearing in this Annual Report on Form 10-K of Natural Resource Partners L.P. for the year ended December 31, 2018.

/s/  Deloitte & Touche LLP

Atlanta, Georgia
March 7, 2019